UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 12, 2013

POLYMER GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-14330	57-1003983
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300 Charlotte, North Carolina		28269
(Address of Principal Executive Offices)		(Zip Code)

(704) 697-5100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 12, 2013, the Board of Directors (the “Board”) of the Polymer Group, Inc. (the “Company”) approved a plan to relocate the Company's Nanhai, China manufacturing facilities.  The Board authorized management to cause the execution of various agreements related to the relocation, including an agreement with the Nanhai District People's Government (the “Government”), which agreement will allow the Government to reclaim the land currently occupied by the existing Nanhai manufacturing facilities and will further provide certain Government support and incentives to assist in the relocation.  The Company intends to relocate within the same district as its current facilities as well as increase its capital investment.

Possession of the land at the new location and initial construction is expected to begin during 2013, with the final shut-down of the existing facilities and start-up of the new facility estimated to occur by the first half of 2016, with no disruption to customers.  The Company estimates total construction, relocation and other associated costs of this project to approximate 225 RMB ($36 million), which will be primarily funded through cash generated by operations.  Government incentives are expected to approximate 165 RMB ($26 million).  The Company does not expect to incur any severance or other employee-related cost due to the proximity of the existing and newly proposed manufacturing locations.  However, the Company will accelerate the depreciation of the existing facilities and related assets being decommissioned in order to properly align the remaining useful lives with timing of the relocation.  Associated amounts are expected to be in the range of $8 to $10 million recognized over the next three years.

On June 17, 2013, the Company issued a press release announcing the transaction, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Polymer Group, Inc. dated June 17, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: June 18, 2013	/s/ Dennis E. Norman
Dennis E. Norman
Executive Vice President and Chief Financial Officer

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